Exhibit 10.15

Consulting Agreement

This Consulting Services Agreement (the “Agreement”), effective April 29 2005, is by and between Sweet Success Enterprises Inc., a corporation with its principal office at 1250 NE Loop 414, Suite 630, San Antonio, Texas 78209 (the “Client’), and Jennifer Horsfall, 1887 Centro West, Tiburon, CA 94920 (the “Consultant”).

WHEREAS, the Consultant is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement; and

WHEREAS, the Consultant has asserted that he (she) is qualified to perform the work, all relevant factors considered, and that such Performance will be in furtherance of Client’s business.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. SERVICES

1.1       Services to Client: The Consultant shall provide the following services (“Services”) to Client: (a) attempt to identify strategic business partnerships (“Strategic Partners”) far the Client; (b) assist Client with presentations to be made at meetings with Strategic Partners; and (d) provide ongoing management of Strategic Partners and assist Client with additional sales meetings, presentations, and correspondence with the Strategic Partners as requested by Client.

1.2       Consultant and Client confirm and agree that no employment relationship is intended nor will be created by provision of the Services contemplated by this Agreement. Consultant shall act solely as an independent contractor; Consultant shall under no circumstances be treated as or deemed to be employees of Client. Nothing in this Agreement shall be construed to create a partnership, agency, joint venture, or employer-employee relationship as between Client and Consultant. Consultant understands Client has no federal, state, or local obligations regarding employee liability or insurance, and Client’s total commitment and obligations under this Agreement are limited to the payments set forth herein. Consultant expressly represents and agrees that it is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the compensation paid to Consultant hereunder. Consultant shall not hold himself out or otherwise represent himself to any third party as anything other than an independent contractor of Client. Consultant shall not be entitled to enter into any contract, agreement, arrangement, or association on behalf of Client.

2. COMPENSATION. The Consultant will be paid as follows

2.1       If the negotiations between Client and a Strategic Partner result with within 60 days of this Agreement in any agreement or contract for products to be promoted by a Strategic Partner, Client shall issue Consultant option to purchase 600,000 shares of restricted stock at $0.17 per share (the “Restricted Stock”).  Option must be exercised within three years from date of signing of this agreement.

3. TERM

3.1          The Client agrees to engage the Consultant and the Consultant accepts said engagement in said capacity for a term of 3 years. However, either party may cancel this Agreement by serving the other party notice of cancellation by registered mail effective 30 days following delivery of such notice. It is understood that the Restricted Stock granted upon the consummation of an agreement between the Client and Strategic Partner shall be deemed earned in full upon the signing of that agreement.

4. COVENANTS OF CONSULTANT

4.1           Consultant acknowledges that the information, observations and data relating to the business of Client and its subsidiaries that Consultant shall obtain during the course of his association with the Client and its subsidiaries and his performance under this Agreement are the property of the Client and its subsidiaries. Consultant agrees that he shall not use for his own purposes or disclose to any third party any of such information, observations or data without the prior written consent of the Client, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions. Consultant shall deliver to the Client upon termination of this Agreement, or at any other time the Client may request, all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documentation (and copies thereof) relating to the business of the Client and its subsidiaries that Consultant may then possess or have under his control.

4.2          Beginning on the date of this Agreement, Consultant will: (i) refrain from disparaging, defaming or encouraging or assisting the disparagement or defamation of the Client or its officers or directors; (ii) refrain from making any expressly or impliedly false or deceptive statements regarding the Client or its officers or directors and encouraging or assisting any others to do so.

5. MISCELLANEOUS

5.1 All business related travel and entertainment expenses will be reimbursed by Client in accordance with existing company policies and practices and as approved by the CEO, Bill Gallagher.

5.2       Client and Consultant shall not assign this Agreement or any of its rights under this Agreement, by any act of such party or by operation of law or otherwise, without the prior written consent of the other party and any purported assignment without the other party’s consent shall be null and void. Any notice given to either party under this Agreement shall be sufficient if sent to such party’s address as set forth on the first page of this Agreement, or such other address as such party may designated in accordance with this provision and shall be deemed given (i) on the date of delivery if delivered by a commercial overnight courier service or (ii) on the earlier of the date of receipt or three (3) days after deposit in the mails if sent by certified or registered mail, return receipt requested and postage prepaid.

5.3       This Agreement shall be governed in all respects by the laws of the State of California without regard to conflicts of laws provisions thereof. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement may not be modified except by written agreement signed on behalf of Consultant and Client by their authorized representatives. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and merges all prior and contemporaneous communications, both written and oral.

AGREED AND ACCEPTED:

SWEET SUCCESS ENTERPRISES INC		JENNIFER HORFALL

By:	/s/	By:
Name:		Name:

Title:	CEO	Title:
Date		Date:

Tiburon, CA 94920

VIA FACSIMILE: (415) 789-8868

June 29, 2005

Dear Ms Horsfall,

The Consulting Services agreement executed on April 29, 2005 with Sweet Success Enterprises Inc expires today. In light of the fact that negotiations have commenced with Mark Burnett Productions and we expect to finalize the promotion agreement with Mark Burnett productions, I hereby agree to extend the expiration date of your agreement an additional 60 days until August 31, 2005.

I sincerely appreciate all of your efforts in finding “strategic partners” for Sweet Success.

Sincerely,

/s/ William J Gallagher
William J Gallagher

1250 NE LOOP 410 SUITE 630, SAN ANTONIO, TEXAS 78209

PHONE: 210-824-2496 FAX: 210-824-3398

www.sweetsuccess.com